Earnings Overview Verra Mobility Q3 Earnings Presentation For the Quarter Ended September 30, 2021 Exhibit 99.2

Forward-looking statements This presentation includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the business of Verra Mobility Corporation and its subsidiaries (collectively, “Verra Mobility”) are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: (1) the impact of payment delays related to the outstanding receivables with the City of New York Department of Transportation (“NYCDOT”) (2) the disruption to our business and results of operations as a result of the COVID-19 pandemic; (3) the impact of the COVID-19 pandemic on our revenues from key customers in the rental car industry and from photo enforcement programs; (4) customer concentration in our Commercial Services and Government Solutions segments; (5) decreases in the prevalence of automated photo enforcement or the use of tolling; (6) risks and uncertainties related to our government contracts, including but not limited to administrative hurdles, legislative changes, termination rights, audits and investigations; (7) decreased interest in outsourcing from our customers; (8) our ability to properly perform under our contracts and otherwise satisfy our customers; (9) our ability to compete in a highly competitive and rapidly evolving market; (10) our ability to keep up with technological developments and changing customer preferences; (11) the success of our new products and changes to existing products and services; (12) our ability to successfully integrate our recent or future acquisitions; (13) failures in or breaches of our networks or systems, including as a result of cyber-attacks; and (14) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the “SEC”) by Verra Mobility. You are cautioned not to place undue reliance upon any forward-looking statements, including the projections, which speak only as of the date made. Verra Mobility does not undertake any commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Non-GAAP Financial Information This presentation uses certain non-GAAP financial information, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA, which further excludes certain non-cash expenses, loss on extinguishment of debt and other transactions management believes are not indicative of Verra Mobility’s business. Verra Mobility believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Verra Mobility’s financial condition and results of operations. These financial measures are not recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures as defined by SEC rules. This non-GAAP financial information may be determined or calculated differently by other companies. A reconciliation of Verra Mobility’s non-GAAP financial information to GAAP financial information is provided in the Appendix hereto and in Verra Mobility’s Form 8-K, filed with the SEC, with the earnings press release for the period indicated.

For the Quarter Ended September 30, 2021 Q3 Results by Segment – Commercial Services Revenue of $77.3M in Q3 increased 75.0% from the same quarter in the prior year. Revenue returned to within $0.4M of Q3 2019 levels Adjusted EBITDA of $51.3M in the quarter increased $20.3M or 65.4% from the same period of the prior year Operating expenses of $17.5M in Q3 2021 increased by $5.7M or 48.1% from the same period in the prior year SG&A of $10.6M for Q3 2021 increased by $4.7M or 79.3% over the same period in the prior year We have returned to 2019 levels of revenue and profitability with Adj EBITDA margins of 66% Commercial Services Commentary Revenue & YoY Growth Adj. EBITDA & Margin % Commercial Services (2%) (25%) 14% 66% 70% 62% 52% (60%) 22% 8% (43%) 17% (29%) 61% 55% 27% 65%

For the Quarter Ended September 30, 2021 Q3 Results by Segment – Government Solutions Government Solutions Commentary Government Solutions Revenue of $84.8M in Q3 increased 60.8% from the same quarter in the prior year Service revenue grew $9.8M or 25.2% organically and $15.9M or 41% in connection with the Redflex acquisition. Revenue reflects the installation of 236 Fixed Speed systems in NYC. Product revenue is dependent on a few customers who buy their equipment in the US and international project and is a less predictable revenue stream than service revenue Adjusted EBITDA of $30.7M in the quarter increased $8.2M or 36.5% from the same period of the prior year Revenue & YoY Growth Adj. EBITDA & Margin % (3%) (20%) 55% 8% 27% 42% 4% 21% 17% 37% 38% 38% 39% 39% 43% 39% 40%

For the Quarter Ended September 30, 2021 Consolidated Q3 Results Total revenue increased by $65.2 million to $162.1 million or 67.3% in Q3 2021 from $96.9 million in Q3 2020 Service Revenue of $141.8 million includes $15.9 million from our June acquisition of Redflex. Organic service revenue grew ~52% over 2020 and ~14% over 2019. The growth from fixed programs and the return of tolling has moved us beyond pre-pandemic revenue Adjusted EBITDA of $82.1 million, increased from $53.5 million or 53.3% in Q3 of 2021 Adjusted EBITDA grew approximately $11.2M or 15.8% over the same quarter in 2019, hurdling pre-pandemic levels Q3 Commentary Revenue & YoY Growth Adj. EBITDA & Margin % Verra Mobility 12% (23%) 19% 12% (27%) 19% (24%) 18% (11%) 52% 47% 54% 35% 55% 55% 53% 46%

For the Quarter Ended September 30, 2021 Consolidated Q3 Results Cash on hand increased to $128.2 million at the end of Q3 2021 from $120.3 million at the end of Q4 2020 Generated cash flow from operations of $129.3 million The company repurchased $100 million of stock in Q3 Leverage decreased due to an increase in EBITDA The company has total debt of $999.7 million and a $62.2 million revolver that is undrawn Announced Acquisition On November 1st the company signed an agreement to acquire T2 Systems for $347 million and an additional $9 for an acquisition that was in flight by T2 but not yet closed. The company would use the accordion feature in the Term Loan B for $250 million with the remainder in cash. Proforma for this acquisition our leverage would be 4.8x at Q3 and estimated to be 4.1x at year-end Net Debt & Leverage Q3 Commentary Q3 Adj EBITDA Mix by Business Segment Revenue Mix & Adj. EBITDA Margins

Guidance

We are very pleased with our performance year-to-date and are raising our guidance

	2021 Full Year		
	Low	High	Mid
Service Revenue	$470	$480	$475
Product Revenue	$55	$60	$58
Total Revenue	**$525**	**$540**	**$533**
Adj EBITDA	$250	$260	$255
Adj EBITDA Margin	*48%*	*48%*	*48%*

Service Revenue – At Mid-Point

- Includes ~$35M of revenue from Redflex and ~$440M from VRRM
  - VRRM standalone service revenue would exceed FY 2019 by more than $20M
- Implied YoY Service Revenue growth of 31% organically and 41% inclusive of our recent acquisition

Product Revenue

- Includes installation of NYC speed cameras and international project revenue from Redflex

Adj EBITDA

- Implies some margin compression in Q4 due to a continued shift in revenue mix toward the lower margin GS business and the incorporation of Redflex which has historically operated at mid-single digit margins

Cash and Leverage

Standalone Basis

- Total debt is expected to be $998M at year-end
- We expect to end the year with ~$200M of cash on hand

Pro Forma Leverages assumes T2 systems closes in Q4



4.1x
3.7x
3.1x
4.1x
Q4 2020
Q3 2021
Q4 2021
Q4 w/T2 Systems

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APPENDIX

Consolidated Results of Operations

Unaudited ($ in millions)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Full Year 2020	Q1 2021	Q2 2021	Q3 2021
Service revenue	$99.5	$62.8	$83.0	$91.0	$336.3	$89.8	$116.4	$141.8
Product sales	17.2	17.0	13.9	9.2	57.3	0.1	12.2	20.3
Total revenue	$116.7	$79.8	$96.9	$100.2	$393.6	$89.9	$128.7	$162.1
Cost of service revenue	1.2	1.0	0.9	0.8	4.0	0.9	1.3	1.4
Cost of product sales	8.7	9.1	7.1	4.7	29.6	0.0	6.1	9.4
Operating expenses	32.3	26.7	26.5	30.2	115.7	30.5	36.4	48.3
Selling, general and administrative expenses	25.9	20.8	17.5	25.4	89.7	28.4	26.2	31.6
Depreciation, amortization, and (gain) loss on disposal of assets, net	29.2	29.2	29.6	28.8	116.8	28.3	27.0	29.5
Total costs and expenses	$97.3	$86.8	$81.6	$90.1	$355.8	$88.1	$97.2	$120.2
Income (loss) from operations	19.4	(7.0)	15.3	10.1	37.8	1.8	31.5	41.9
Interest expense, net	12.5	9.5	9.6	9.3	40.9	9.2	11.7	11.6
Change in fair value of private placement warrants	(15.5)	8.3	(4.4)	12.7	1.1	2.1	8.1	(5.1)
Loss from tax receivable agreement adj	-	4.4	-	2.4	6.9	-	1.7	-
Loss on extinguishment of debt	-	-	-	-	-	5.3	-	-
Other (income) expense, net	(2.9)	(1.5)	(5.0)	(2.5)	(11.9)	(3.0)	(2.8)	(3.5)
Total other expense	($5.9)	$20.8	$0.2	$21.9	$37.0	$13.6	$18.6	$3.1
Income (loss) before income taxes	25.4	(27.7)	15.0	(11.8)	0.9	(11.8)	12.9	38.8
Income tax provision (benefit)	3.2	(4.0)	4.0	2.3	5.4	(2.9)	8.9	11.5
Net (loss) income	$22.1	($23.7)	$11.1	($14.1)	($4.6)	($8.9)	$4.0	$27.3
Bridge to adj. EBITDA								
Net (loss) income	$22.1	($23.7)	$11.1	($14.1)	($4.6)	($8.9)	$4.0	$27.3
Interest expense, net	12.5	9.5	9.6	9.3	40.9	9.2	11.7	11.6
Income tax provision (benefit)	3.2	(4.0)	4.0	2.3	5.4	(2.9)	8.9	11.5
Depreciation and amortization	29.3	29.2	29.4	28.7	116.6	28.2	27.0	29.5
EBITDA	**$67.1**	**$11.0**	**$54.1**	**$26.2**	**$158.3**	**$25.6**	**$51.6**	**$80.0**
Transaction and other related	0.5	0.1	0.1	1.2	1.9	4.1	3.3	2.7
Transformation expense	-	0.5	0.6	(0.0)	1.1	0.3	0.4	0.8
Loss on extinguishment of debt	-	-	-	-	-	5.3	-	-
TRA adjustment	-	4.4	-	2.4	6.9	-	1.7	-
Change in fair value of private placement warrants	(15.5)	8.3	(4.4)	12.7	1.1	2.1	8.1	(5.1)
Stock-based compensation	2.8	3.3	3.2	3.4	12.6	2.9	3.6	3.7
Adjusted EBITDA	**$54.9**	**$27.6**	**$53.5**	**$45.8**	**$181.8**	**$40.3**	**$68.6**	**$82.1**

Verra Mobility acquired Redflex June 18th, 2021. Q2 2021 includes 12 days of Redflex actuals.

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Segment Results of Operations Commercial Services Government Solutions Unaudited ($ in millions) Q1 2020 Q2 2020 Q3 2020 Q4 2020 Full Year 2020 Q1 2021 Q2 2021 Q3 2021 Segment Revenue Government Solutions $55.5 $52.5 $52.8 $52.0 $212.7 $44.2 $62.2 $84.8 Segment Adj EBITDA Government Solutions $21.2 $20.3 $22.5 $20.6 $84.7 $17.8 $25.8 $30.7 Unaudited ($ in millions) Q1 2020 Q2 2020 Q3 2020 Q4 2020 Full Year 2020 Q1 2021 Q2 2021 Q3 2021 Segment Revenue Commercial Services $61.2 $27.3 $44.2 $48.2 $180.9 $45.7 $66.5 $77.3 Segment Adj EBITDA Commercial Services $33.6 $7.3 $31.0 $25.2 $97.2 $22.6 $42.8 $51.3 Verra Mobility acquired Redflex June 18th, 2021. Q2 2021 includes 12 days of Redflex actuals.

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